Exhibit 99.1

BioLife Solutions Reports Record Revenue and Provides Operations Update for Q3 2015

33% Biopreservation Media Revenue Growth over Q3 2014

BOTHELL, WA— October 5, 2015 —BioLife Solutions, Inc. (NASDAQ: BLFS), the leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media and a related cloud hosted biologistics cold chain management app for smart shippers, today provided an update on preliminary revenue and other operational accomplishments for the third quarter of 2015.

Biopreservation media revenue for Q3 2015 was $1.63 million, a new record amount, representing 33% growth compared to the same period in 2014 and 13% sequential growth compared to this year’s second quarter.

Key growth drivers included sales of CryoStor and HypoThermosol to several new customers in the regenerative medicine market and increased sales to existing customers in support of progression of their cell-based therapies to later stage clinical trials. In addition, sales to BioLife’s worldwide distributor network also reached a record level in the quarter.

For the first nine months of 2015, biopreservation media revenue increased 32% over the same period in 2014.  Year to date revenue slightly exceeds guidance and management remains confident about the Company’s prospects for continued growth.

Other operational highlights included:

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Growth in customer use of CryoStor and HypoThermosol in clinical trials of new cell and tissue-based products and therapies; management estimates that the Company’s biopreservation media products are now incorporated into more than 200 pre-clinical validation products and clinical trials for regenerative medicine biologic technologies

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BioLife fulfilled the first revenue order for the evo Smart Shipper to a leading cell therapy contract development and manufacturing organization and the Company now has sellable product in inventory to support evo shipments in the fourth quarter

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Two new patents were granted in the United States and Australia for BioLife’s IP related to effective bulk freezing of adherent cellular monolayers in multiwell plates for high throughput screening applications

●	Successful recertification of BioLife’s Quality Management System and facilities to the ISO13485:2003 standard

●	Successful GMP manufacturing and released available inventory of BioLife’s new product - BloodStor® 27 NaCl, supporting cryopreservation applications including freezing of therapeutic platelets

Mike Rice, BioLife’s President & CEO, said, “Our team continued to execute with velocity and quality in Q3, contributing to biopreservation media revenue growth as we added several new customers this quarter. As anticipated, after having completed validation in early projects, our existing customers continue to embed our CryoStor and HypoThermosol into their products for follow-on clinical trials.  We have several customers utilizing our products across multiple product lines. The regenerative medicine market continues to represent a significant growth opportunity for BioLife and we believe we could begin to see some of our customers gaining regulatory approval as early as the second half of 2016.  As customers scale up to support commercial sales, this will have a direct, positive impact on our revenue growth.”

Mr. Rice, commenting on the biologistex initiative, stated, “We also just completed final validation of the evo Smart Shipper and biologistex cloud-based cold chain management app and now have sellable inventory on hand.  Our sales and customer support teams are now ready to accept and fulfill orders in the fourth quarter of 2015.”

About BioLife’s Addressable Markets

In July 2015, Frost & Sullivan forecasted that the stem cell therapy market is expected to be worth $40 billion by 2020 and $180 billion by 2030. The Global Healthcare Cold Chain Logistics Market Report & Forecast published by the IMARC Group forecasts that the demand for cold chain packaging and instrumentation services will grow from $3.2 billion in 2013 to $5.1 billion in 2018. BioLife management believes its addressable market for small payload shippers and related monitoring devices is several hundred million dollars.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and smart shipping containers connected to a cloud hosted cold chain management app to improve the quality of delivery logistics for cells, tissues, and organs. BioLife also performs contract aseptic media formulation, fill, and finish services. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning new products, the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, and, projected financial results and liquidity. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com